Exhibit 99.3

FIRST CONSUMERS NATIONAL BANK

Agreed-Upon Procedures Report -

First Consumers Credit Card Master Note Trust Series 2001-A

Dated April 30, 2002

Independent Accountants' Report on Applying Agreed-Upon Procedures

First Consumers National Bank
9300 S.W. Gemini Drive
Beaverton, Oregon 97005

First Consumers Credit Corporation
400 West 9th Street, Suite 302 D
Wilmington, Delaware 19801

BNY Midwest Trust Company, A Bank of New York Company
2 N. LaSalle Street, Suite 1020
Chicago, IL 60602

The Management of First Consumers National Bank, First Consumer Credit Corporation and BNY Midwest Trust Company:

We have performed the procedures enumerated below, which were agreed to by the management of First Consumers National Bank (FCNB), First Consumers Credit Corporation (FCCC) and BNY Midwest Trust Company,
A Bank of New York Company (Trustee), solely to assist you in evaluating the Monthly Noteholders' Statements, the Monthly
Servicer's Certificates, and the Monthly Transfer Instructions to Trustee (collectively, the Certificates) issued pursuant to the First Consumers Credit Card Master Note Trust (FCCCMNT) Series 2001-A Indenture Supplement dated as of March 1, 2001, to the Master Indenture between FCCCMNT as Issuer, and The Bank of New York, as Indenture Trustee, dated as of March 1, 2001, as amended and restated as of December 31, 2001 (collectively, the Indenture Agreements). FCNB's management is responsible for the Certificates. This agreed-upon procedures engagement was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency (nature, timing, and extent) of these procedures is solely the responsibility of FCNB, FCCC and the Trustee. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

For purposes of these agreed-upon procedures, differences between reported amounts and FCNB (the Servicer) documented amounts of less than or equal to $5,000 or 5% of the average of the amounts being compared were not considered exceptions to the procedures performed. Our procedures and findings are as follows:

a. We compared and/or recalculated, each of the amounts or entries shown in the Monthly Noteholders' Statements, the Monthly Servicer's Certificates, and the Monthly Transfer Instructions to Trustee, other than entries showing "zero" amounts or "not applicable", for each of the months beginning March 2001 through December 2001 based on one or more of the following:
         * Corresponding amounts or entries in the Indenture Agreements,
         * Schedules prepared by FCNB,
         * Data extracted from FCNB's credit accounting system,
         * Data provided to FCNB from the Trustee,
         * Recalculations based on schedules prepared by FCNB and data extracted from FCNB's credit accounting system, or
         * In instances where timely data was not available at the time the Certificates were prepared, to documented estimates by the Servicer.

   We found the amounts or entries to be in agreement

b. We read the "Annual Servicer's Certificate" for the year ended December 31, 2001 required by the Pooling and Servicing Agreement dated as of September 30, 1992 between FCNB and Bank of New York
   (PSA) and inquired of FCNB's management whether FCNB had fully performed all its obligations under the PSA as Servicer. FCNB's management represented FCNB had met its obligations as Servicer under the PSA and no defaults in the performance of such obligations has occurred.

We were not engaged to, and did not, perform an examination, the objective of which would be the expression of an opinion on the Certificates. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the specified users listed above and is not intended to be and should not be used by anyone other than these specified users.

                                  /s/KPMG LLP
                                  ------------

April 30, 2002